Huntington Disease Foundation to Assess Six of Samaritan’s Drugs for Potential to Delay or Slow Progression of the Disease

CHDI Foundation’s Initial Due Diligence Finds Neuroprotective Properties of Samaritan’s Alzheimer’s Drug’s Intriguing

LAS VEGAS, January 24, 2008 — Samaritan Pharmaceuticals, Inc. (OTC BB: SPHC.OB - News), a biopharmaceutical company focused on bringing innovative life-saving drugs to suffering patients, has entered into an agreement with CHDI Foundation, Inc. CHDI is a nonprofit organization pursuing the discovery and development of drugs to delay or slow the progression of Huntington’s disease (HD), an inherited disorder that causes programmed degeneration of brain cells. Per the agreement, Samaritan will grant CHDI an 18-month non-exclusive license to evaluate the usefulness of six of Samaritan’s Alzheimer’s drugs, SP-233, Sp-sc4, Sp-sc7, Sp-04, Sp-04m, and Sp-08, as possible therapeutics for HD. CHDI will pay for the cost of this evaluation and Samaritan will retain all rights in its compounds.

Dr. Janet Greeson, Chief Executive Officer of Samaritan, commented: “We believe our CNS drugs hold a lot of promise to cognitively improve Alzheimer’s patients and protect their brain from further damage; so we are extremely hopeful our drugs will demonstrate and hold the same promise for Huntington’s disease.”

Robert Pacifici, CHDI’s Chief Scientific Officer, stated, “We are intrigued with the potential that Samaritan’s neuroprotective drugs have in combating Huntington’s disease and look forward to evaluating the Company’s portfolio of Alzheimer’s drugs. CHDI is dedicated to researching therapies that could help Huntington’s disease patients and our team looks forward to the collaboration with Samaritan.”

About Huntington’s Disease

Huntington’s disease is a familial disease, passed from parent to child through a mutation in a gene. Each child of an HD parent has a 50-50 chance of inheriting the HD gene, which causes programmed degeneration of brain cells and results in emotional disturbance, loss of intellectual faculties and uncontrolled movements. Most people with HD develop the symptoms at midlife but in some people onset occurs in infancy or old age. The average survival time after onset is approximately fifteen to twenty years. It is estimated that about one in every 10,000 persons has the HD gene. At this time, there is no way to stop or reverse the course of HD.

About CHDI Foundation, Inc.

CHDI Foundation, Inc. is a non-profit organization pursuing a biotech approach to rapidly discover and develop drugs that prevent or slow Huntington’s disease. Through collaborations with academic and industrial partners, CHDI participates in all aspects of drug discovery and development from discovery research through clinical development.

About Samaritan Pharmaceuticals

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company committed to bringing innovative life-saving drugs to suffering patients.

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Disclaimer
The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed November 19, 2007. The company undertakes no duty to update forward-looking statements.

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